Exhibit 5.7

To the Addressees named in Schedule 1 (the “Addressees”)

22 December 2021

Pacific Drilling S.A.

We have been requested to give this opinion (the “Opinion”) to the Addressees as Luxembourg law special counsel of Pacific Drilling S.A., a Luxembourg public limited liability company (société anonyme), having its registered office at 25B, Boulevard Royal, L-2449 Luxembourg , Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) (the “R.C.S.”) under number B 159.658 (the “Luxembourg Guarantor”), in connection with the registration statement on form S-1 (the “Registration Statement”), being filed by Noble Finance Company, an exempted company incorporated under the laws of the Cayman Islands with limited liability (“Noble”), with the United States Securities and Exchange Commission (the “Commission”), relating to the offering from time to time by the selling securityholders identified therein of Noble’s 11%/ 13%/ 15% senior secured PIK toggle notes due 2028, which are guaranteed by the Luxembourg Guarantor (the “Transaction”).

Capitalised terms used in this Opinion shall, unless otherwise defined in the present Opinion, have the meaning ascribed to them in the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies or executed copies (as the case may be) of the following documents:

1.1	The documents listed in Schedule 2 of this Opinion (the “Transaction Documents”).

1.2	The corporate documents of the Luxembourg Guarantor (the “Corporate Documents”) including:

(a)	a copy of the consolidated articles of association of the Luxembourg Guarantor as of 27 October 2021 (the “Constitutional Documents”);

(b)

a copy of an executed version of the unanimous consent of the members of the board of directors of the Luxembourg Guarantor dated 17 December 2021 approving inter alia the entry into and execution of the Opinion Documents (as defined hereinafter) and the accession of the Luxembourg Guarantor to (i) the Indenture (as defined hereinafter), (ii) the Second Lien Collateral Agreement (as defined hereinafter) and (iii) the Second Lien Collateral Agency Agreement (as defined hereinafter).

(c)	an excerpt issued by the R.C.S. in relation to the Luxembourg Guarantor dated 22 December 2021; and

(d)

a negative certificate (certificat de non-inscription d’une décision judiciaire) of the Luxembourg Guarantor issued by the R.C.S. dated 22 December 2021 with respect to the status of the Luxembourg Guarantor as at 21 December 2021 (the “R.C.S. Certificate”).

1.3	We have not examined any other document not listed above.

2	Opinions

Based upon, and subject to, the assumptions set out in Schedule 3 and the qualifications set out in Schedule 4, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

Corporate Matters - Incorporation, Capacity and Execution – No Conflict

2.1

The Luxembourg Guarantor has been duly incorporated before a Luxembourg notary for an unlimited duration and validly exists as a public limited liability company (société anonyme) under Luxembourg law.

2.2	Based on the R.C.S. Certificate, no judicial decisions, judgments or court orders have been recorded with the R.C.S. concerning the Luxembourg Guarantor in relation to:

(a)	the opening of a insolvency proceeding (procédure de faillite);

(b)	a controlled management (gestion contrôlée);

(c)	a voluntary arrangement, general settlement or composition with its creditors (concordat préventif de la faillite);

(d)	a suspension of payments (sursis de paiement);

(e)	a judicial liquidation in accordance with Article 1200-1 of the Luxembourg law of 10 August 1915 on commercial companies, as amended (the “Law on Commercial Companies”);

(f)	the appointment of an ad hoc manager (administrateur provisoire) of the Luxembourg Guarantor; or

(g)

any similar foreign law proceedings in accordance with the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (the “EU Insolvency Regulation”).

2.3

The Luxembourg Guarantor has the necessary legal capacity and power under its Constitutional Documents and Luxembourg law to enter into, execute and be bound by the Opinion Documents and to perform the obligations expressed to be assumed by it thereunder. The implementation by the Luxembourg Guarantor of the foregoing will not cause:

(a)	any breach of its Constitutional Documents; or

(b)

any current laws and regulations of the Grand Duchy of Luxembourg applicable to commercial companies generally including the Law on Commercial Companies or any international public order provision of Luxembourg law to be contravened.

2.4

All necessary corporate actions for the valid entry into and execution of the Opinion Documents and the performance of the obligations expressed to be assumed by the Luxembourg Guarantor thereunder have been duly taken by and on behalf of the Luxembourg Guarantor and the Opinion Documents have been duly executed on its behalf.

3	Benefit of Opinion

3.1

This Opinion is issued to, and may be relied by the Addressees and Baker Botts L.L.P., solely for the purposes of filing as Exhibit 5.7 to the Registration Statement. We are aware that Baker Botts L.L.P. will rely as to matters of Luxembourg law on this opinion in rendering its opinions to you to be filed with the Registration Statement and we authorise them to so rely. We hereby consent to filing of this Opinion as an exhibit to the Registration Statement and to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended. This Opinion is strictly limited to the matters stated in it and may not otherwise be used, circulated, quoted, referred to or relied upon for any purpose unrelated to the foregoing or the Transaction without our written consent in each instance.

The Luxembourg courts shall have exclusive jurisdiction to settle any dispute, action, suit or proceeding that may arise out of or be in connection with this Opinion.

Yours faithfully

/s/ Maples and Calder (Luxembourg) SARL

Baptiste Aubry

Partner

For and on behalf of

Maples and Calder (Luxembourg) SARL

Société d’avocats inscrite au Barreau de Luxembourg

Schedule 1

The Addressees

1

The board of directors of Pacific Drilling S.A., a public limited liability company duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 25B, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Registre de Commerce et des Sociétés, Luxembourg (Luxembourg Trade and Companies Register) under number B 159.658.

2	Noble Finance Company, c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

Schedule 2

The Transaction Documents

Part A:

the Underlying Documents

1	A copy of the Registration Statement.

2

An e-mailed copy of the executed New York law governed indenture, dated as of 5 February 2021, among Noble as issuer, the guarantors party thereto from time to time and U.S. Bank National Association, as trustee and collateral agent (the “Indenture”).

3

An e-mailed copy of the executed New York law governed second lien collateral agreement, dated 5 February 2021, among Noble as grantor, the other grantors party thereto from time to time and U.S. Bank National Association, as collateral agent (the “Second Lien Collateral Agreement”).

4

An e-mailed copy of the executed New York law governed second lien collateral agency agreement, dated 5 February 2021, among Noble as grantor, the other grantors party thereto from time to time and U.S. Bank National Association, as parity lien representative of the holders of the notes, collateral agent and security trustee (the “Second Lien Collateral Agency Agreement”).

Part B:

the Opinion Documents

1

An e-mailed copy of the executed New York law governed supplemental indenture, dated as of 17 December 2021, among the Luxembourg Guarantor and U.S. Bank National Association (the “Supplemental Indenture”).

2

An e-mailed copy of the executed New York law governed assumption agreement to the Second Lien Collateral Agreement, dated as of 17 December 2021, among the Luxembourg Guarantor and U.S. Bank National Association (the “Assumption Agreement”).

3

An e-mailed copy of the executed New York law governed joinder to the Second Lien Collateral Agency Agreement, dated as of 17 December 2021, among the Luxembourg Guarantor and U.S. Bank National Association (the “Joinder to the Second Lien Collateral Agency Agreement”).

4

An e-mailed copy of the executed joinder to the master intercompany subordination agreement, dated as of 17 December 2021, by the Company in favor of U.S. Bank National Association (the “Joinder to the Subordination Agreement”).

For the purposes of issuing this Opinion, the Registration Statement, the Indenture, the Second Lien Collateral Agreement and the Second Lien Collateral Agency Agreement are referred to as the “Underlying Documents”.

For the purposes of issuing this Opinion, the Supplemental Indenture, the Assumption Agreement, the Joinder to the Second Lien Collateral Agency Agreement and the Joinder to the Subordination Agreement are collectively referred to as the “Opinion Documents”.

For the purposes of issuing this Opinion, the Underlying Documents and the Opinion Documents are collectively referred to as the “Transaction Documents”.

Schedule 3

Assumptions

This Opinion is given only as to and is based on circumstances and matters of fact existing and known to us on the date of this Opinion. We are a member of the Luxembourg Bar and accordingly this Opinion only relates to the laws of the Grand Duchy of Luxembourg as currently upheld by the Luxembourg courts and is given on the basis that it is governed by, and shall be construed in accordance therewith. The statements of this Opinion are valid under Luxembourg law as at the date of this Opinion, but as such are subject to changes in Luxembourg law. We assume no obligation to inform you or any other party or to revise or supplement this Opinion if Luxembourg law be amended or replaced by legislative action, judicial decision or otherwise. We express no opinion with regard to any other laws (including foreign laws applied in Luxembourg courts under Luxembourg private international law rules). We express no opinion on the law of the European Union as it affects any jurisdiction other than the Grand Duchy of Luxembourg.

We have made no investigation of, and express no opinion as to, the laws of any jurisdiction other than the Grand Duchy of Luxembourg, which would or might affect our Opinion as stated herein.

This Opinion is strictly limited to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

In giving this Opinion we have relied upon the following assumptions which we have not independently reviewed or verified:

General

1

That copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2

Where a Transaction Documents has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us.

3

That all signatures, initials and seals are genuine and the persons (other than the Luxembourg Guarantor) purported to have signed the Corporate Documents and the Transaction Documents have the legal capacity to sign them and have in fact signed them and as the case may be, the electronic signatures are compliant with the legal requirements of articles 1322-1 and 1322-2 of the Luxembourg Civil Code and the conditions set out in article 26 of Regulation (EU) n°910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market and repealing Directive 1999/93/EC (the “eIDAS Regulation”).

4	That the Corporate Documents and the Transaction Documents have not been amended, supplemented, replaced, varied or revoked at the date of this Opinion.

5

That each of the Transaction Documents (and the other documents, notices, instruments and deeds contemplated by the terms of the Transaction Documents) represents and contains the entirety of the transactions entered into by the Luxembourg Guarantor in connection with the Transaction.

6

The truth, accuracy and completeness at all relevant times of each of the statements of matters of fact contained in the Corporate Documents and in the Transaction Documents on the date of this Opinion (save for those matters and statements covered by this Opinion).

7

That there are no agreements or arrangements in existence which in any way amend or vary the terms of the Transaction as disclosed by the Transaction Documents or in any way bear upon or are inconsistent with the opinions set out in this Opinion.

8

The lack of bad faith and absence of fraud, coercion, duress, undue influence or mistake on the part of any of the parties to the Transaction Documents, their respective directors and managers, employees, agents and advisers (excluding Maples and Calder).

9

That the Luxembourg Guarantor has entered into the Transaction in good faith, at arms’ length, for its legitimate business purposes, for good consideration, and that it derives commercial benefit from the Transaction commensurate with the risks undertaken by it in the Transaction, and that the Transaction Documents is in the corporate interest (intérêt social) of the Luxembourg Guarantor.

10	That the representations and warranties by any of the parties to the Transaction Documents are true and accurate.

Corporate Matters – Capacity and Execution

11

That, with respect to the Luxembourg Guarantor, all the legal requirements of the Luxembourg law of 31 May 1999 regarding the domiciliation of companies, as amended, and as construed and supplemented by the criteria set out by the Commission de Surveillance du Secteur Financier in its circulars, have been complied with.

12

That the Transaction Documents have been duly and validly authorised and duly executed by or on behalf of all relevant parties (other than the Luxembourg Guarantor) in accordance with all relevant laws (other than, with respect to the Luxembourg Guarantor, the laws of the Grand Duchy of Luxembourg).

13	That the board resolutions passed were duly adopted, have not been revoked or varied and remain in full force and effect as at the date of this Opinion.

14

That each of the parties to the Transaction Documents (other than the Luxembourg Guarantor) has been duly incorporated, formed or established and is validly existing under the laws of the jurisdiction of its registered office, seat of central administration, principal place of business or place of incorporation.

15

That each of the parties to the Transaction Documents (other than the Luxembourg Guarantor) has a corporate existence, no steps having been taken pursuant to any administration, bankruptcy, insolvency, liquidation, receivership or equivalent or analogous proceedings or to appoint an administrator, bankruptcy receiver, insolvency practitioner, liquidator or receiver of each of the parties to the Transaction Documents (other than the Luxembourg Guarantor) or over their assets and that no voluntary or judicial winding-up of such parties has been commenced or recorded at the date of this Opinion.

16

The power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect of the Luxembourg Guarantor, the laws of the Grand Duchy of Luxembourg) to enter into, execute, deliver and perform their respective obligations under the Transaction Documents.

Solvency and Insolvency

17

That the Luxembourg Guarantor has and, upon the opening of any insolvency proceedings pursuant to the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings, recast)s (the “EU Insolvency Regulation”), will have its central administration (administration centrale), its place of effective management (siège de direction effective) and its centre of main interests (centre des intérêts principaux) (as that term is used in Article 3(1) of the EU Insolvency Regulation) at the place of its registered office (siège statutaire) in the Grand Duchy of Luxembourg being the jurisdiction in which the Luxembourg Guarantor conducts the administration of its interests on a regular basis and which is ascertainable by third parties (there being a rebuttable presumption that a company’s centre of main interests is in the jurisdiction in which it has its registered office) and will not have an “establishment” (being any place of operations where a company carries out or has carried out in the three month period prior to the request to open main insolvency proceedings a non-transitory economic activity with human means and assets), as defined in Article 2(10) of the EU Insolvency Regulation, outside the Grand Duchy of Luxembourg.

Governing Law

18

Without having made any investigation, that the Transaction Documents are legal, valid, binding and enforceable against all relevant parties in accordance with their terms under other relevant laws (other than the laws of the Grand Duchy of Luxembourg).

19

That there is nothing under any law (other than the laws of the Grand Duchy of Luxembourg), which would or might affect the opinions expressed herein. Specifically, we have made no independent investigation of the laws of the State of New York.

20

All relevant authorisations, approvals, consents and licences required in any jurisdiction (other than the Grand Duchy of Luxembourg) and all formalities and requirements of the laws of any relevant jurisdictions (other than the Grand Duchy of Luxembourg) and any regulatory authority (other than any Luxembourg regulatory authority) therein applicable to the execution, performance, enforceability and admissibility in evidence of the Transaction Documents:

(a)	have been made, done or obtained, as the case may be; and

(b)	have been and will be complied with,

(and in each case (where applicable) (i) they are in full force and effect; and (ii) were made, done and obtained or complied with within any applicable time period).

Schedule 4

Qualifications

Our Opinion is subject to the following qualifications:

Insolvency – EU

1

The respective rights of the parties to the Transaction Documents may be affected or limited by, the provisions of any applicable bankruptcy (faillite), insolvency, liquidation (liquidation), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement or composition with creditors (concordat préventif de la faillite), reorganisation or similar Luxembourg or foreign laws affecting the rights of creditors generally.

2

Pursuant to Luxembourg law, certain creditors enjoy, in the framework of insolvency proceedings, preferred rights to payments arising by operation of law that may rank prior to those of secured creditors (including, but not limited to, legal fees and costs, employees’ unpaid salaries, claims of the Treasury or social security organisms).

General

3

Documents produced before a court or a public body of the Grand Duchy of Luxembourg might have to be translated into the French or German languages. Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts in question may not be identical to the concepts described by the same English terms as they exist in the laws, rules and regulations of other jurisdictions. Therefore, legal concepts expressed in English in this Opinion will be construed and applied by Luxembourg courts in accordance with Luxembourg law.

4

The expressions “duly incorporated” and “validly existing” as used in this Opinion are intended to be construed according to Luxembourg legal concepts relating to the legal existence of the Luxembourg Guarantor and its valid incorporation and do not imply a particular financial situation (including in respect of the criteria for the opening of any insolvency proceedings).

5	As a matter of Luxembourg law, to the extent applicable, the respective rights and obligations of the parties to the Transaction Documents may be affected or limited by:

(a)	principles of criminal law, including but not limited to freezing orders; or

(b)

the general defences that could become available to a contracting party in the framework of a potential future litigation in respect of the validity and enforceability of agreements in general (including, but not limited to fraud, lack of consent, duress, undue influence, material error, illegal consideration, uncertainty of the object, mistake, misrepresentation, incapacity, breach of public order and force majeure).

6

Documents relating to the Luxembourg Guarantor (including, but not limited to, a notice of a winding-up order or resolution, or a notice of the appointment of an administrator, bankruptcy receiver, insolvency practitioner, liquidator, receiver or director) might not be published on the Recueil Électronique des Sociétés et Associations (the “R.E.S.A.”) or filed with the R.C.S. or with the court clerk of the Luxembourg District Court (Tribunal d’Arrondissement de et à Luxembourg) immediately and there might be a delay in the relevant document appearing in the files of the Luxembourg Guarantor.

7

Deeds (actes) or extracts of deeds (extraits d’actes) relating the Luxembourg Guarantor and which, by virtue of the Law on Commercial Companies must be published in the R.E.S.A. (and which concern essentially acts relating to the incorporation, the functioning, appointment of directors, liquidation/insolvency of the Luxembourg Guarantor or subsequent amendments to its Constitutional Documents) will only be enforceable against third parties after they have been published in the R.E.S.A., except where such third parties have knowledge thereof, whereas third parties may however rely thereon prior to such publication. For the fifteen days following the publication, these deeds or extracts of deeds are not enforceable against third parties who prove that it was impossible for them to have knowledge thereof within that time.

8

The registration of some or all of the Transaction Documents with the Administration de l’Enregistrement et des Domaines in Luxembourg will be required if they are appended to a public deed voluntarily or to any other document subject to mandatory registration, in which case a registration duty will be payable depending on the nature of the document to be registered. The same registration duties will be payable in the case of voluntary registration of some or all of the Transaction Documents.

9

No opinion is expressed or implied in relation to the accuracy of any statement of fact, opinion, representation or warranty made in the Transaction Documents (save for those matters and statements covered by this Opinion) or given by or concerning any of the parties to the Transaction Documents, or whether such parties are bound by any representation or warranty given.

10

We express no view as to the commercial terms of the Transaction Documents or whether such terms represent the intentions of the parties and make no comment with respect to any representations which may be made by the Luxembourg Guarantor.

11	We express no opinion on the contractual terms of the relevant documents other than by reference to the legal character thereof.

Electronic Signatures

12

While an electronic signature may not be dismissed in court or deprived from any legal effect merely on the grounds that it is an electronic signature, only electronic signatures that meet the conditions and comply with the requirements set out in Article 1322-1 of the Luxembourg Civil Code and under the eIDAS Regulation, have an equivalent effect to handwritten “wet ink” signatures when used for the purpose of the execution of an agreement under private seal (acte sous seing privé). Electronic signatures that fail to satisfy such requirements will however not benefit from a presumption of equivalence to handwritten signatures and of reverse burden of proof but will be prima facie admissible in evidence (commencement de preuve) before Luxembourg courts that will have full discretion to determine on a case by case basis whether they validly evidence the consent of the purported signatory. Additional means of evidence may be needed to be produced in court for such purpose and such electronic signatures bear the risk of being declared invalid absent convincing evidence. In case the Transaction Documents has been signed by way of electronic signatures, no opinion is expressed herein on the legal qualification of any signature in electronic form.